                                                                   Exhibit 10.26

                           ASSET PURCHASE AGREEMENT
                           ------------------------

       This Agreement made and entered into as of this 1st day of April, 1997, by and between CSI/Crown Inc., a Georgia Corporation, a wholly owned subsidiary of U.S. Xpress Enterprises, Inc., which has its principal place of business in Chattanooga, Tennessee ("Buyer"), and Rosedale Transport, Inc., a Georgia Corporation, having its principal place of business in Dalton, Georgia, and Rosedale Transport Limited, a Canadian Corporation, having its principal place of business in Mississauga, Ontario, Canada (hereinafter collectively "Sellers").

                              W I T N E S S E T H:

     In consideration of the promises and agreements contained herein, the parties hereto agree as follows:

     1. (a) Sellers agree to sell, transfer and convey to Buyer, and Buyer agrees to accept and purchase from Sellers, that certain equipment consisting of tractor, trailer and lift trucks listed on the attached
     Schedule 1, free and clear of all claims, mortgages, liens or encumbrances of any kind or any conditional sales agreement or title retention agreement.

        (b) Sellers agree to assign and transfer and Buyer agrees to assume those certain Terminal Leases specified in the attached Schedule 2 on the terms therein specified and Sellers represent and warrant to Buyer that such leases are freely assignable by Sellers to Buyer upon such terms. Sellers agree to obtain the written consent and approval of the lessors for such assignment and assumption.

               (c) Sellers agree to assign, transfer and convey and Buyer agrees to assume those certain Fork Lift Leases specified in Schedule 2 and those certain office equipment leases specified in Schedule 3, on the terms therein specified and Sellers represent and warrant to Buyer that such leases are freely assignable by Sellers to Buyer upon such terms. Sellers agree to obtain the written consent and approval of the lessors for such assignment and assumption.

               (d) Sellers agree to sell, transfer and convey to Buyer and Buyer hereby accepts all of Sellers' furniture, fixtures, equipment and other tangible personal property located at the terminals specified in
     Schedule 2.

               (e) Sellers agree to assign, transfer and convey to Buyer and Buyer agrees to assume those certain tariffs, rates and contracts of Sellers specified in Schedule 4 attached hereto.

               (f) Sellers agree to sell, transfer and convey to Buyer and Buyer hereby accepts Sellers' list of customers and books and records specified in Schedule 4 attached hereto.

               (g) Buyer agrees to reimburse Sellers for all terminal lease and utility deposits as specified in Schedule 5 within two weeks of closing.

          The foregoing are hereinafter collectively referred to as (the "Purchased Assets").

          2. The total purchase price to be paid by Buyer to Sellers for the Purchased Assets shall be as follows:

               (a) $3,464,000.00 in immediately available United States funds at closing.

          3. Sellers hereby represent and warrant to Buyer that Sellers have and will have at closing (unless otherwise specified herein or in an attached schedule) good and marketable title with respect to the Purchased Assets free and clear of all claims, mortgages, liens or encumbrances of any kind, or any conditional sales agreement or title retention agreement, and that the Purchased Assets are and will be at closing in good and merchantable condition. Additionally, with respect to the equipment specified in Section 1(a) above, Sellers represent and warrant to Buyer that the equipment is and will be at closing in good working order and road worthy condition. Also, with respect to all contracts, leases or other agreements to be assigned to Buyer pursuant hereto, Sellers represent and warrant that such contracts, leases and agreements are and will be at closing in full force and effect and that neither Sellers nor any other party thereto are or will be in default thereunder.

          4. As a material inducement to Buyer to enter into this Agreement, Sellers hereby agree that for a period of five years from April 1, 1997, Sellers will tender to Buyer all of Sellers' business of consolidation of floor covering and related articles in the continental United States at the following rates:

          In the counties of Whitfield, Catoosa, Murray, Walker, Gordon, Floyd and Chattooga, in the State of Georgia the initial rate shall be seven cents
(7c) per square yard for consolidation of less than truckload or one hundred ($100.00) dollars per trailer per mill for headloads from April 1, 1997 through July 30, 1997, after which time the rate shall be eight cents (8c) per square yard for consolidation of less than truckload or one hundred ($100.00) dollars per trailer per mill for headloads.

          For freight originating from all other locations in the continental United States the rate shall be as negotiated in good faith by Sellers and CSI/Crown Inc.

          Sellers shall meet with Buyer in March of 1998 and annually thereafter to negotiate rates for the next succeeding year.

          5. Sellers agrees to assign to Buyer and Buyer agrees to assume the balance of William Love's Employment Contract with Sellers in the amount of $50,000 annually ending June 30, 1999.

          6. As a condition to the closing of the transactions specified herein and as a requirement and condition of this Agreement, Barry Smith, Rolly Uloth, Arvis Harris, Henry Heptinstahl, and Sellers, shall execute a Non-Competition Agreement in the form attached hereto as Exhibit A.

          7. As a condition to the closing of the transactions specified herein and as a requirement and condition of this Agreement, CSI/Crown, Inc. and Rosedale Transport Limited will enter into and execute a Non-competition Agreement in the form attached hereto as Exhibit B.

          8. As a condition to the closing of the transactions specified herein and as a requirement and condition of this Agreement, Buyer and Sellers shall enter into and execute a Transportation Agreement in the form attached hereto as Exhibit C.

          9. Sellers shall indemnify, defend and hold Buyer forever harmless from and against, and reimburse and promptly pay to Buyer the full amount of any and all loss, damage, liability, obligation or expense (including reasonable expenses and fees of counsel) incurred by Buyer directly or indirectly as a result of: (i) a breach of any representation or warranty or inaccuracy of any representation of Sellers contained in this Agreement or in any document delivered to Buyer by Sellers in connection with this transaction; (ii) a failure by Sellers to perform or comply with any covenant, agreement or obligation required by this Agreement to be performed or complied with by Sellers; and (iii) any liability that may be asserted against Buyer as a matter of law as a result of its being a transferee of Sellers pursuant to this Agreement which has not been expressly assumed herein by Buyer. The obligations of Sellers under this Paragraph 6 shall survive the closing of the transactions specified herein.

          10. This document and the documents referenced herein constitute the entire agreement of the parties and supersede any and all other agreements, oral or written, with respect to the subject matter contained herein.

          11. This Agreement shall be interpreted and construed in accordance with the substantive law of the State of Tennessee excluding its principles of conflicts of laws. The parties hereby agree that any action or proceeding with respect to this Agreement may be brought in the Courts of the State of Tennessee in Hamilton County, Tennessee, and in the Courts of the United States for the district encompassing Hamilton County, Tennessee, and Sellers hereby irrevocably accept, generally and unconditionally, the jurisdiction of such Courts.

          12. All representations and warranties set forth herein shall survive the execution hereof and the closing and completion of the transactions herein described. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          13. The closing date of this Agreement shall be on a business day mutually agreeable to the parties but no later than April 1, 1997.

          14. Each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do or cause to be done, all things necessary, proper or advisable to consummate or make effective the transactions contemplated by the this Agreement. In case at any time after the execution of this Agreement any further action is necessary or desirable to carry out the purposes of this Agreement, the parties shall take all such necessary action without further consideration.

          IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

Sellers:  Rosedale Transport, Inc.  Rosedale Transport Limited


                By: /s/ Arvis Harris        By: /s/ Rolly Uloth
                    ----------------            ---------------
                        President                   President


Buyer:          CSI/Crown, Inc.


                By: /s/ L.D. Miller, III
                    --------------------
                        Chairman

        Agreement Between CSI/Crown, Inc. and Rosedale Transport, Inc.
        --------------------------------------------------------------
           and Rosedale Transport Limited Re: Purchase of Equipment
           --------------------------------------------------------


     Notwithstanding the provisions of Section 2 of that Certain Purchase Agreement by and between Rosedale Transport, Inc. and Rosedale Transport Limited ("Sellers") and CSI/Crown, Inc. ("Buyer"), Sellers and Buyer agree that of the $3,464,000 to be paid by Buyer to Sellers, $1,164,000 of such sum shall be paid by Buyer to Sellers at such time as titles to the equipment specified in
Schedule 1 to the Asset Purchase Agreement have been transferred and delivered by Sellers to Buyer.

     In witness whereof the parties have executed this Agreement effective as of the 1st day of April, 1997.

                                       CSI/Crown, Inc.


                                       By:  /s/ L.D. Miller, III
                                            --------------------
                                                  Chairman


                                       Rosedale Transport, Inc.


                                       By:  /s/ Arvis Harris
                                            ----------------
                                                  President


                                       Rosedale Transport Limited


                                       By:  /s/ Rolly Uloth
                                            ---------------
                                                  President